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                                                                     EXHIBIT 99


             [INTERNATIONAL REMOTE IMAGING SYSTEMS, INC. LETTERHEAD]


                                                                   NEWS RELEASE

CONTACTS    Robert Frost, ECOM Consultants
            212-391-9475                                  FOR IMMEDIATE RELEASE
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                       DEINDOERFER RETIRES FROM IRIS BOARD


         Chatsworth, CA, February 3, 2000 - - International Remote Imaging Systems, Inc. (IRI-AMEX), a leading manufacturer and worldwide marketer of in vitro diagnostic imaging systems, announced today that Dr. Fred H. Deindoerfer, its founding Chairman and long-time Chief Executive Officer, has retired from the Board of Directors. Dr. Deindoerfer will continue to serve the Company as a special consultant and has been bestowed the honorary title of Founding Chairman (Retired).

         Dr. Deindoerfer, who co-founded IRIS over 20 years ago, announced to the IRIS stockholders at their Annual Meeting this past June that, since he will reach his 70th birthday before the end of the year, it was his intention to retire as an active member of management by the new millennium. Dr. Deindoerfer was first elected a director of the Company in 1980 and became its Chairman of the Board of Directors, President and Chief Executive Officer later that year.

         Apart from being an IRIS founder, Dr. Deindoerfer is a well-known health-care entrepreneur and innovator. He spearheaded the development and commercial introduction of The Yellow IRIS family of urinalysis workstations and is one of the key inventors of imaging flow microscopy and many other important elements of IRIS proprietary automated intelligent microscopy (AIM) technology.

         Towards his retirement, Dr. Deindoerfer turned over day-to-day responsibilities for running the Company to his successor, Dr. John A. O'Malley, who was appointed Chief Executive Officer and President last year. Dr. Deindoerfer remained Chairman of the Board through a transitional period until the end of 1999. At that time, Dr. O'Malley assumed the additional role of Chairman of the Board.

         In making the announcement, Dr. O'Malley said "Dr. Deindoerfer unselfishly devoted more than 20 years of his life to building IRIS into an important participant in the medical diagnostic business and has more than earned the right to now spend his time with family and in pursuit of his other interests. However, having known Fred for more than thirty years, I expect that he will continue to make available to the Company his knowledge, wisdom and many years experience".

         IRIS designs, develops, manufactures and markets IVD imaging systems based on its patented and proprietary AIM technology for automating microscopic procedures performed in hospital and reference clinical laboratories and genetics laboratories, worldwide. Its major product lines are The Yellow IRIS(R) family of urinalysis workstations, the PowerGene(TM) line of cytogenetic analyzers and the StatSpin line of centrifugal specimen preparation devices.



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